 This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying pricing supplement, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risksassociated with the notes.  JPMorgan Financial Digital Contingent Buffered Notes Linked to a WTI Crude Oil Futures due May 2, 2019  The notes are designed for investors who seek a fixed return of at least 10.45% at maturity if the Ending Contract Price of the Commodity Futures Contract is greater than or equal to the Initial Contract Price or is less than the Initial  Contract Price by up to 30%. Investors should be willing to forgo interest payments and, if the Ending Contract Price is less than the Initial Contract Price by more than 30%, be willing to lose some or all of their principal. Any payment onthe notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  Trade Details/Characteristics  Hypothetical Payout For Digital Contingent Buffered Notes linked to a WTI Crude Oil Futures at  Maturity (assuming $1,000 Initial Investment)  Issue r JPMorgan Chase Financial Company LLC, an indirect, wholly owned subsidiary of  JPMorgan Chase & Co.  Guarantor JPMorgan Chase & Co.  Commodity Futures The first nearby month futures contract for W TI crude oil (Bloomberg ticker: CL1) traded on  Contract the New York Mercantile Exchange (the "NYMEX") or, on any day that falls on the last  trading day of such contract, the second nearby futures contract for W TI crude oil(Bloomberg ticker: CL2) traded on the NYM EX  Payment at Maturity If the Ending Contract Price is greater than or equal to the Initial Contract Price or is not  less than the Initial Contract Price by up to the Contingent Buffer Percentage, at maturityyou will receive a cash payment that provudes you with a return per $1,000 principal amountnote equal to the Contingent Digital Return as follows: $1,000 + ($1,000 x ContingentDigital Return)  If the Ending Contract Price is less than the Initial Contract Price by more than theContingent Buffer Percentage, at maturity you will lose 1% of the principal amount of yournotes for every 1% that the Ending Contract Price is less than the Initial Contract Price.Your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 x Contract Return)  Contingent Digital Return At least 10.45%, which reflects the maximum return on the notes. The actual Contingent  Digital Return will be provided in the pricing supplement and will not be less than 10.45%.  Contingent Buffer 30%  Percentage  Contract Return (Ending Contract Price - Initial Contract Price) / Initial Contract Price  Initial Contract Price The Contract Price on the Pricing Date  Ending Contra ct Price The arithmetic average of the Contract Prices on the Ending Averaging Dates  Contract Price On any day, the official settlement price per barrel on the NYMEX of the first nearby month  futures contract for W TI crude oil, stated in U.S. dollars, provided that if that day falls on thelast trading day of such futures contract, then the second nearby month futures contract  Pricing Date On or about April 13, 2018  Original Issue Date On or about April 18, 2018  Ending Ave ra ging Da te s April 23, 2019, April 24, 2019, April 25, 2019, April 26, 2019, April 29, 2019  Maturity Date May 2, 2019  $1,500  $1,400  $1,300  $1,200  $1,100  $1,000  $900  $800  $700  $600  $500  -50% -40%  Contract Return  Digital Contingent Buffered Notes Performance  30% ContingentBuffer Percentage  10.45% ContingentDigital Return  -30% -20% -10% 0% 10% 20% 30% 40% 50%  Contract Return  CUSIP 46647MRH8  Preliminary Pricing https://www.sec.gov/Archives/edgar/data/19617/000095010318004716/dp89538_424b2-  Supplement 0406.htm  For more information about the estimated value of the notes, which will likely be lower thanthe price you paid for the notes, see the hyperlink above.  The graph above demonstrates the hypothetical total return on the notes at maturity for a subset ofContract Returns detailed in the table below. Your investment may result in a loss of all of your  principal at maturity.  Selected Risk Considerations  Payment at Maturity per $1,000 Total Return On  Ending Contra ct Price  Contract Return  principal amount  Notes  The risks identified below are not exhaustive.  Please see the pricing supplement hyperlinked above for more  84.50  30.00%  $1,104.50  10.45%  • Your maximum potential gain on the notes is limited to the Contingent Digital Return.  78.00  20.00%  $1,104.50  10.45%  • Your investment in the notes may result in a loss of some or all of your initial investment.  74.75  15.00%  $1,104.50  10.45%  • The benefit provided by the Contingent Buffer Percentage may terminate on the final Ending Averaging Date.  71.79  10.45%  $1,104.50  10.45%  • Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as the issuer of the  71.50  10.00%  $1,104.50  10.45%  notes, and JPMorgan Chase & Co., as guarantor of the notes. Therefore, the value of the notes prior to maturity are  68.25  5.00%  $1,104.50  10.45%  subject to changes in the market's view of the Issuer or the Guarantor's credit spreads.  65.00  0.00%  $1,104.50  10.45%  • We may accelerate the payment on your notes if a commodity hedging disruption event occurs.  61.75  -5.00%  $1,104.50  10.45%  • As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.  58.50  -10.00%  $1,104.50  10.45%  • The estimated value is derived by reference to an internal funding rate.  52.00  -20.00%  $1,104.50  10.45%  • The estimated value does not represent future values and may differ from others' estimates.  45.50  -30.00%  $1,104.50  10.45%  • Prices of commodity futures contracts are characterized by high and unpredictable volatility.  45.49  -30.01%  $699.90  -30.01%  • JPMorgan and its affiliates play a variety of roles in connection with the issuance of the notes. Potential conflicts of  39.00  -40.00%  $600.00  -40.00%  interest could adversely affect the value of the notes.  32.50  -50.00%  $500.00  -50.00%  • The value of the notes which may be reflected in customer account statements may be higher than the then-current  0.00  -100.00%  $0.00  -100.00%  estimated value for a limited time period.  • Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMorgan Chase & Co. (and who we refer to as JPMS),intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which  JPMorgan will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss ofyour principal.  Each hypothetical return set forth above assumes a Initial Contract Price of $65, a Contingent Digital Return of  10.45%, and the Contingent Buffer Percentage of 30%. The actual Contingent Digital Return will be determinedon the pricing date and will not be less than 10.45%. The hypothetical returns and hypothetical payments onthe Notes apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associatedwith any sale in the secondary market. If these fees and expenses were included, the hypothetical returns andhypothetical payments shown would likely be lower.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01Dated: April 12, 2018

 SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you shouldread the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed with the SEC for more complete information aboutJPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase FinancialCompany LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any relevant product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  JPMorgan Chase & Co. and its affiliates do not provide tax, legal or accounting advice. This material has been prepared for informational purposes only, and it is not intended to provide, and should not be relied on, for tax, legal oraccounting advice. You should consult your personal tax, legal and accounting advisors for advice before engaging in any transaction.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon asproviding accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments.